Exhibit 99.2
CONSENT OF MORGAN STANLEY & CO. INCORPORATED
     We hereby consent to the use in the Registration Statement on Form S-4, and the Prospectus included therein, of CenturyLink, Inc. and in the Proxy Statement of Savvis, Inc., which is part of the Registration Statement, of our opinion dated April 26, 2011 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger and the Merger Agreement—Opinion of Morgan Stanley & Co. Incorporated;” “The Merger—Background of the Merger;” “The Merger—Savvis’ Reasons for the Merger and Recommendation of the Savvis Board of Directors;” and “The Merger—Opinion of Morgan Stanley & Co. Incorporated.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Christopher Bartlett
	Name:	Christopher Bartlett
	Title:	Executive Director

New York, New York
June 8, 2011